                              GANNETT CO., INC.
                     Calculation of Earnings Per Share
                     --------------------------------
                                                     Fiscal Year Ended
                                        ------------------------------------------
                                        December 25,  December 26,  December 27,
                                            1994          1993          1992
                                        ------------- ------------- -------------
Income before cumulative effect of
 accounting principle changes           $465,399,000  $397,752,000  $345,680,000

Cumulative effect on prior years of
 accounting principle changes for:

  Income taxes                                                        34,000,000
  Retiree health and life
    insurance benefits                                              (180,000,000)
                                        ------------- ------------- -------------
  Total                                                             (146,000,000)
                                        ------------- ------------- -------------
Net Income                              $465,399,000  $397,752,000  $199,680,000
                                        ============= ============= =============

Earnings per share:

Before cumulative effect of
 accounting principle changes                  $3.23         $2.72         $2.40

Cumulative effect of
 accounting principle changes                                              (1.01)
                                        ------------- ------------- -------------
Net income per share                           $3.23         $2.72         $1.39
                                        ============= ============= =============
Weighted average number of common
 shares outstanding                      144,276,000   146,474,000   144,148,000
                                        ============= ============= =============